                                                              EXHIBIT 99.(i)(11)




            THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA
                                73 TREMONT STREET
                           BOSTON, MASSACHUSETTS 02108

April 12, 2001

To Whom it may concern:

This opinion is written in reference to the shares of beneficial interest, $.01 par value (the "Shares") of the following series of Manufacturers Investment Trust, a Massachusetts business trust (the "Trust"), to be offered and sold pursuant to a Registration Statement on Form N-1A (registration no. 2-94157) (the "Registration Statement") filed by the Trust pursuant to the Securities Act of 1933:

                            Telecommunications Trust
                             Health Sciences Trust
                              Mid Cap Growth Trust
                           Mid Cap Opportunities Trust
                            Financial Services Trust
                               All Cap Value Trust
                           Quantitative Mid Cap Trust
                             Strategic Growth Trust
                           Capital Opportunities Trust
                                 Utilities Trust
                               Mid Cap Value Trust
                             Fundamental Value Trust

I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

         1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.

         2. The Shares have been duly authorized and, when sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/Betsy Anne Seel

   Betsy Anne Seel, Esq.